Filed pursuant to Rule 424(b)(3)
Registration No. 333-234509

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion, Dated December 16, 2019

Prospectus Supplement No. 2

(to Prospectus dated November 27, 2019)

Unit Corporation

OFFER TO EXCHANGE AND CONSENT SOLICITATION

10.000% Senior Secured Notes due 2024 and

7.000% Junior Secured Notes due 2025

for

Any and All 6.625% Senior Subordinated Notes due 2021

(CUSIP No. 909218 AB5—ISIN US909218AB56)

and

Solicitation of Consents to Amend the Related Indenture and Notes

This prospectus supplement (this “prospectus supplement”) updates the statements and information and supersedes any inconsistent statement or information contained in the prospectus dated November 27, 2019 (the “prospectus”) of Unit Corporation (“we,” “us,” or the “Company”) to modify the Late Exchange Consideration of the Exchange Offer (as defined below). This prospectus supplement and the prospectus, taken together, constitute a current prospectus relating to the Company’s offer to exchange (collectively, the “Exchange Offer”) any and all outstanding 6.625% Senior Subordinated Notes due 2021 (the “Old Notes”) for, at the election of holders:

•

$735 principal amount of 10.000% Senior Secured Notes due 2024 (the “Senior Secured Notes”) per $1,000 principal amount of Old Notes validly tendered for exchange prior to the Expiration Date, subject to the Senior Secured Notes Cap (as defined in the prospectus) (the “Senior Secured Option”); or

•

$1,000 principal amount of 7.000% Junior Secured Notes due 2025 (the “Junior Secured Notes” and together with the Senior Secured Notes, the “New Notes”) per $1,000 principal amount of Old Notes validly tendered for exchange prior to the Expiration Date.

This prospectus supplement contains important changes and should be read carefully and in its entirety in conjunction with the prospectus. Except as set forth in this prospectus supplement, the terms and conditions of the Exchange Offer remain as set forth in the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The date of this prospectus supplement is December 16, 2019

CHANGES TO THE PROSPECTUS AND THE TERMS OF THE EXCHANGE OFFER

We are modifying the terms of the Exchange Offer and the contents of the prospectus as described below. Accordingly, references in the prospectus to the matters described herein shall reflect such modifications.

Extension of the Extension Date

We are extending the Expiration Date of the Exchange Offer. The Expiration Date was previously 11:59 p.m., New York City time, on Friday, December 13, 2019 and will now be 11:59 p.m., New York City time, on Friday, January 10, 2020, unless further extended. All references to the Expiration in the Prospectus are hereby amended such that the Expiration Date will be 11:59 p.m., New York City time, on Friday, January 10, 2020. Accordingly, holders who tender their Old Notes prior to such time will receive the Early Exchange Consideration, which means for each $1,000 principal amount of Old Notes validly tendered (and not withdrawn) prior to the Expiration Date, either $735 principal amount of Senior Secured Notes or $1,000 principal amount of the Junior Secured Notes, depending upon the election of the holder. Other than the extension of the Expiration Date described herein, the terms and conditions of the Exchange Offer remain as set forth in the Prospectus.

Requests for assistance in connection with the tender of your Old Notes pursuant to the Exchange Offer may be directed to the Information and Exchange Agent:

Global Bondholder Services Corporation

65 Broadway—Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-Free: (866)-470-4200

The Dealer Manager for the Exchange Offer is:

BofA Securities, Inc.

Attention: Debt Advisory

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Toll Free: (888) 292-0070 or Collect: (980) 388-4813